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Exhibit 10.52

Adobe Systems Incorporated
Deferred Compensation Plan

Effective December 2, 2006
Amended and Restated Effective October 31, 2007

Adobe Systems Incorporated
Deferred Compensation Plan

ARTICLE 9	Death Benefit	16
9.1	Death Benefit	16
9.2	Payment of Death Benefit	16
ARTICLE 10	Beneficiary Designation	16
10.1	Beneficiary	16
10.2	Beneficiary Designation; Change; Spousal Consent	16
10.3	Acknowledgement	16
10.4	No Beneficiary Designation	16
10.5	Doubt as to Beneficiary	17
10.6	Discharge of Obligations	17
ARTICLE 11	Leave of Absence	17
11.1	Paid Leave of Absence	17
11.2	Unpaid Leave of Absence	17
11.3	Leaves Resulting in Separation from Service	17
ARTICLE 12	Termination of Plan, Amendment or Modification	17
12.1	Termination of Plan	17
12.2	Amendment	18
12.3	Plan Agreement	18
12.4	Effect of Payment	18
ARTICLE 13	Administration	18
13.1	Committee Duties	18
13.2	Administration Upon Change in Control	19
13.3	Agents	19
13.4	Binding Effect of Decisions	19
13.5	Indemnity of Committee	19
13.6	Employer Information	19
ARTICLE 14	Other Benefits and Agreements	20
14.1	Coordination with Other Benefits	20
ARTICLE 15	Claims Procedures	20
15.1	Presentation of Claim	20
15.2	Notification of Decision	20
15.3	Review of a Denied Claim	20
15.4	Decision on Review	21
15.5	Arbitration/Interest on Unpaid Amounts/Controlling Law	21
ARTICLE 16	Trust	22
16.1	Establishment of the Trust	22
16.2	Interrelationship of the Plan and the Trust	22
16.3	Distributions From the Trust	22

ARTICLE 17	Miscellaneous	22
17.1	Status of Plan	22
17.2	Unsecured General Creditor	22
17.3	Employer's Liability	22
17.4	Nonassignability	22
17.5	Not a Contract of Employment	23
17.6	Furnishing Information	23
17.7	Terms	23
17.8	Captions	23
17.9	Governing Law	23
17.10	Notice	23
17.11	Successors	23
17.12	Spouse's Interest	23
17.13	Validity	24
17.14	Incompetent	24
17.15	Court Order	24
17.16	Distribution in the Event of Income Inclusion Under 409A	24
17.17	Deduction Limitation on Benefit Payments	24
17.18	Insurance	25

Adobe Systems Incorporated
Deferred Compensation Plan
 Master Plan Document

ADOBE SYSTEMS INCORPORATED
DEFERRED COMPENSATION PLAN

Effective December 2, 2006
Amended and Restated Effective October 31, 2007

Purpose

        The purpose of this Plan is to provide specified benefits to Directors and a select group of management or highly compensated Employees who contribute materially to the continued growth, development and future business success of Adobe Systems Incorporated, a Delaware corporation, and its subsidiaries, if any, that sponsor this Plan. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.

ARTICLE 1
Definitions

        For the purposes of this Plan, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1
"Account Balance" shall mean, with respect to a Participant, an entry on the records of the Employer equal to the sum of the Participant's Annual Accounts. The Account Balance shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

1.2
"Annual Account" shall mean, with respect to a Participant, an entry on the records of the Employer equal to the following amount: (i) the sum of the Participant's Annual Deferral Amount, Company Contribution Amount and Company Restoration Matching Amount for any one Plan Year, plus (ii) amounts credited or debited to such amounts pursuant to this Plan, less (iii) all distributions made to the Participant or his or her Beneficiary pursuant to this Plan that relate to the Annual Account for such Plan Year. The Annual Account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant, or his or her designated Beneficiary, pursuant to this Plan.

1.3
"Annual Deferral Amount" shall mean that portion of a Participant's Base Salary, Bonus, Commissions, Performance Shares, Restricted Stock Units, and Director Fees that a Participant defers in accordance with Article 3 for any one Plan Year, without regard to whether such amounts are withheld and credited during such Plan Year. In the event of a Participant's Retirement, Disability, death or Termination of Employment prior to the end of a Plan Year, such year's Annual Deferral Amount shall be the actual amount withheld prior to such event.

1.4
"Annual Installment Method" shall be an annual installment payment over the number of years selected by the Participant in accordance with this Plan, calculated as follows: (i) for the first annual installment, the vested portion of each Annual Account shall be calculated as of the close of business on or around the Participant's Benefit Distribution Date, as determined by the Committee in its sole discretion, and (ii) for remaining annual installments, the vested portion of each applicable Annual Account shall be calculated on every anniversary of such calculation date, as applicable. Each annual installment shall be calculated by multiplying this balance by a fraction, the numerator of which is one and the denominator of which is the remaining number of annual payments due to the Participant. By way of example, if the Participant elects a ten year Annual Installment Method as the form of Retirement Benefit for an Annual Account, the first payment shall be 1/10 of the vested balance of such Annual Account, calculated as described in this definition. The following year, the payment shall be 1/9 of the vested balance of such Annual Account, calculated as described in this definition.

1.5
"Base Salary" shall mean the annual cash compensation from an Employer relating to services performed during any calendar year. It shall be limited to base pay earned during any calendar year and shall exclude: Commissions; distributions from nonqualified deferred compensation plans; bonuses; overtime; fringe benefits; stock options; employee stock purchase plan benefits; lump sum cash payout of paid time off in the case of Participants incurring a separation from service on account of Termination of Employment, Retirement, Disability, or death; relocation expenses; incentive payments; non-monetary awards; Director Fees and other fees; and automobile and other allowances paid to a Participant for employment services rendered (whether or not such allowances are included in the Employee's gross income). Base Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant and not otherwise included in the Participant's income because of Code Sections 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by any Employer; provided, however, that all such amounts will be included in compensation only to the extent that had there been no such plan, the amount would have been payable in cash to the Employee. Base Salary shall be reduced by Participant contributions under this Plan.

1.6
"Beneficiary" shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 10, that are entitled to receive benefits under this Plan upon the death of a Participant.

1.7
"Beneficiary Designation Form" shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries.

1.8
"Benefit Distribution Date" shall mean a date that triggers distribution of a Participant's vested benefits. A Benefit Distribution Date for a Participant shall be determined upon the occurrence of any one of the following:

(a)
If the Participant Retires, the Benefit Distribution Date for his or her vested Account Balance shall be (i) the last day of the six-month period immediately following the date on which the Participant Retires if the Participant is a Key Employee, and (ii) for all other Participants, the date on which the Participant Retires; provided, however, in the event the Participant changes the Retirement Benefit election for one or more Annual Accounts in accordance with Section 6.2(b), the Benefit Distribution Date for such Annual Account(s) shall be postponed in accordance with such Section 6.2(b); or

(b)
If the Participant experiences a Termination of Employment, the Benefit Distribution Date for his or her vested Account Balance shall be (i) the last day of the six-month period immediately following the date on which the Participant experiences a Termination of Employment if the Participant is a Key Employee, and (ii) for all other Participants, the date on which the Participant experiences a Termination of Employment; or

(c)
If the Participant dies prior to the complete distribution of his or her vested Account Balance, the Participant's Benefit Distribution Date shall be the date on which the Committee is provided with proof that is satisfactory to the Committee of the Participant's death; or

(d)
If the Participant becomes Disabled, the Participant's Benefit Distribution Date shall be the date on which it is determined that the Participant has become Disabled; or

(e)
If (i) a Change in Control occurs with respect to a Participant prior to the Participant's Termination of Employment, Retirement, death or Disability, and (ii) the Participant has elected to receive a Change in Control Benefit as set forth in Article 5, the Participant's Benefit Distribution Date shall be the date on which the Change in Control occurs, as determined by the Committee in its sole discretion.

1.9
"Board" shall mean the board of directors of the Company.

1.10
"Bonus" shall mean any compensation, in addition to Base Salary and Commissions from an Employer, earned by a Participant for services rendered during an Employer's fiscal year or such other period provided under any Employer's Annual Incentive Plan, Profit Sharing Plan, or any other cash incentive arrangement designated by the Committee, as further described on an Election Form approved by the Committee in its sole discretion.

1.11
"Change in Control" shall mean any "change in control event" as defined in accordance with Treasury guidance and Regulations related to Code Section 409A. Effective January 1, 2008, "Change in Control" shall not include a "change in control event" with respect to an entity other than the Company, nor shall it include any "change in the effective control of a corporation" under Treasury Regulations Section 1.409A-3(i)(5)(vi)(A)(i) in which a person or group acquires less than fifty percent (50%) of the voting power of the stock of the Company.

1.12
"Change in Control Benefit" shall have the meaning set forth in Article 5.

1.13
"Claimant" shall have the meaning set forth in Section 15.1.

1.14
"Code" shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

1.15
"Commissions" shall mean the commissions otherwise payable to a Participant under an Employer sales incentive plan absent a deferral under this Plan.

1.16
"Committee" shall mean the committee described in Article 13.

1.17
"Company" shall mean Adobe Systems Incorporated, a Delaware corporation, and any successor to all or substantially all of the Company's assets or business.

1.18
"Company Contribution Amount" shall mean, for any one Plan Year, the amount determined in accordance with Section 3.5.

1.19
"Company Restoration Matching Amount" shall mean, for any one Plan Year, the amount determined in accordance with Section 3.6.

1.20
"Death Benefit" shall mean the benefit set forth in Article 9.

1.21
"Director" shall mean any member of the Board.

1.22
"Director Fees" shall mean the annual fees earned by a Director, including retainer fees and meeting fees, as compensation for serving on the Board.

1.23
"Disability" or "Disabled" shall mean that a Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident or health plan covering employees of the Participant's Employer.

1.24
"Disability Benefit" shall mean the benefit set forth in Article 8.

1.25
"Election Form" shall mean the form, which may be in electronic format, established from time to time by the Committee that a Participant completes, signs and returns to the Committee to make an election under the Plan.

1.26
"Employee" shall mean a person who is an employee of any Employer.

1.27
"Employer(s)" shall mean the Company and/or any of its subsidiaries (now in existence or hereafter formed or acquired) that have been selected by the Board to participate in the Plan and have adopted the Plan as a sponsor.

1.28
"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

1.29
"First Plan Year" shall mean the period beginning January 1, 2007 and ending December 31, 2007; provided that, the Committee may determine, in its discretion, an earlier beginning date for the First Plan Year.

1.30
"401(k) Plan" shall mean, with respect to an Employer, a plan qualified under Code Section 401(a) that contains a cash or deferral arrangement described in Code Section 401(k), adopted by the Employer, as it may be amended from time to time, or any successor thereto.

1.31
"Key Employee" shall mean any Participant who is a "key employee" (as defined in Code Section 416(i) without regard to paragraph (5) thereof) of any Employer which is a corporation whose stock is publicly traded on an established securities market or otherwise, as determined by the Committee in accordance with Code Section 409A and related Treasury guidance and Regulations.

1.32
"Participant" shall mean any Employee or Director (i) who is selected to participate in the Plan, (ii) who submits an executed Plan Agreement, Election Form and Beneficiary Designation Form, which are accepted by the Committee, and (iii) whose Plan Agreement has not terminated.

1.33
"Performance Shares" shall mean the restricted stock units awarded to selected Participants designed to vest based on one or more performance criteria, which units shall be settled by the delivery of Company stock unless deferral of payout is made pursuant to this Plan.

1.34
"Plan" shall mean the Adobe Systems Incorporated Deferred Compensation Plan, which shall be evidenced by this instrument and by each Plan Agreement, as they may be amended from time to time.

1.35
"Plan Agreement" shall mean a written agreement, as may be amended from time to time, which is entered into by and between an Employer and a Participant. Each Plan Agreement executed by a Participant and the Participant's Employer shall provide for the entire benefit to which such Participant is entitled under the Plan; should there be more than one Plan Agreement, the Plan Agreement bearing the latest date of acceptance by the Employer shall supersede all previous Plan Agreements in their entirety and shall govern such entitlement. The terms of any Plan Agreement may be different for any Participant, and any Plan Agreement may provide additional benefits not set forth in the Plan or limit the benefits otherwise provided under the Plan; provided, however, that any such additional benefits or benefit limitations must be agreed to by the Employer, the Participant, and the Company.

1.36
"Plan Year" shall mean a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year.

1.37
"Restricted Stock Units" shall mean the restricted stock units awarded to selected Participants designed to vest based on the passage of time, which units shall be settled by the delivery of Company stock unless deferral of payout is made pursuant to this Plan.

1.38
"Retirement", "Retire(s)" or "Retired" shall mean (1) with respect to an Employee who is not then a Director, separation from service with all Employers for any reason other than a leave of absence, death or Disability, as determined in accordance with Code Section 409A and related Treasury guidance and Regulations, on or after the attainment of age 55 with ten Years of Service; and (2) with respect to a Director who is not then an Employee, separation from service as a Director with all Employers with respect to individuals who serve as both an Employee and Director, or who may change status between the two, whether there has been a separation from service upon a Retirement shall be determined under the applicable Treasury guidance and Regulations under Code Section 409A.

1.39
"Retirement Benefit" shall mean the benefit set forth in Article 6.

1.40
"Scheduled Distribution" shall mean the distribution set forth in Section 4.1.

1.41
"Terminate the Plan", "Termination of the Plan" shall mean a determination that (i) all Participants (or all Participants of one or more Employers) shall no longer be eligible to participate in the Plan, (ii) all deferral elections for such Participants shall terminate, and (iii) such Participants shall no longer be eligible to receive Employer contributions under this Plan.

1.42
"Termination Benefit" shall mean the benefit set forth in Article 7.

1.43
"Termination of Employment" shall mean the separation from service with all Employers, voluntarily or involuntarily, for any reason other than Retirement, Disability, death or an authorized leave of absence, as determined in accordance with Code Section 409A and related Treasury guidance and Regulations. With respect to individuals who serve as both an Employee and a Director, or who may change status between the two, whether there has been a separation from service shall be determined under the applicable Treasury guidance and Regulations under Code Section 409A.

1.44
"Trust" shall mean one or more trusts established by the Company in accordance with Article 16.

1.45
"Unforeseeable Emergency" shall mean a severe financial hardship as defined in Treasury Regulations Section 1.409A-3(i)(3)(ii). Accordingly, without further limiting the definition, an unforeseeable emergency shall include a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant's spouse, the Participant's Beneficiary, or the Participant's dependent (as defined in Code Section 152, without regard to Code Section 152(b)(1), (b)(2), and (d)(1)(B)); loss of the Participant's property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. For example, the imminent foreclosure of or eviction from the Participant's primary residence may constitute an unforeseeable emergency. In addition, the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication, may constitute an unforeseeable emergency. Finally, the need to pay for the funeral expenses of a spouse, a Beneficiary, or a dependent (as defined in Code Section 152, without regard to Code Section 152(b)(1), (b)(2), and (d)(1)(B)) may also constitute an unforeseeable emergency. The determination of whether an "Unforeseeable Emergency" exists shall be determined in the sole discretion of the Committee.

1.46
"Years of Service" shall mean the total number of full years in which a Participant has been employed by one or more Employers. For purposes of this definition, a year of employment shall be a 365 day period (or 366 day period in the case of a leap year) that, for the first year of employment, commences on the Employee's date of hiring and that, for any subsequent year, commences on an anniversary of that hiring date. The Committee shall make a determination as to whether any partial year of employment shall be counted as a Year of Service. The Committee, in its complete discretion, may determine that, in addition to employment described in the preceding two sentences, employment may be counted toward the computation of Years of Service if it is either (a) employment with a subsidiary that is not an Employer or (2) employment with a company that has been in whole or part acquired by the Company or a subsidiary of the Company through merger, purchase of assets, or other form of reorganization.

ARTICLE 2
Selection, Enrollment, Eligibility

2.1
Selection by Committee.    Participation in the Plan shall be limited to Directors and, as determined by the Committee in its sole discretion, a select group of management or highly compensated Employees. From that group, the Committee shall select, in its sole discretion, those individuals who may actually participate in this Plan.

2.2
Enrollment and Eligibility Requirements; Commencement of Participation.

(a)
As a condition to participation, each Director or selected Employee who is eligible to participate in the Plan effective as of the first day of a Plan Year shall complete, execute and return to the Committee a Plan Agreement, an Election Form and a Beneficiary Designation Form, prior to the first day of such Plan Year, or such other earlier deadline (such as prior to the first day of the Company's fiscal year) as may be established by the Committee in its sole discretion. In addition, the Committee shall establish from time to time such other enrollment requirements as it determines, in its sole discretion, are necessary. With respect to the First Plan Year, each Director or selected Employee must complete these requirements within 30 days of the date on which such Director or Employee becomes eligible to participate in the Plan, or within such other earlier deadline as may be established by the Committee, in its sole discretion, in order to participate for that Plan. Except as provided in Section 2.2(b) below, with respect to any Plan Year after the First Plan Year, each Director or selected Employee must complete these requirements prior to the first day of such Plan Year, or such other earlier deadline (such as prior to the first day of the Company's fiscal year) as may be established by the Committee in its sole discretion.

(b)
A Director or selected Employee who first becomes eligible to participate in this Plan after the first day of a Plan Year must complete these requirements within 30 days after he or she first becomes eligible to participate in the Plan, or within such other earlier deadline as may be established by the Committee, in its sole discretion, in order to participate for that Plan Year. In such event, such person's participation in this Plan shall not commence earlier than the date determined by the Committee pursuant to Section 2.2(c) and such person shall not be permitted to defer under this Plan any portion of his or her Base Salary, Bonus and/or Director Fees that are paid with respect to services performed prior to his or her participation commencement date, except to the extent permissible under Code Section 409A and related Treasury guidance or Regulations.

(c)
Each Director or selected Employee who is eligible to participate in the Plan shall commence participation in the Plan on the date that the Committee determines, in its sole discretion, that the Director or Employee has met all enrollment requirements set forth in this Plan and required by the Committee, including returning all required documents to the Committee within the specified time period. Notwithstanding the foregoing, the Committee shall process such Participant's deferral election as soon as administratively practicable after such deferral election is submitted to and accepted by the Committee.

(d)
If a Director or an Employee fails to meet all requirements contained in this Section 2.2 within the period required, that Director or Employee shall not be eligible to participate in the Plan during such Plan Year.

(e)
If, pursuant to Section 3.3(c), the Committee determines that an election may be made to defer the payment of performance-based compensation no later than six months before the end of the performance service period, the Committee may adjust the deadline for the submission of enrollment forms to reflect its determination. In particular, the Committee may determine that the enrollment deadlines with respect to the Annual Incentive Plan shall be measured with respect to the date ending six months before the end of the Company's fiscal year and that the timing deadlines with respect to the submission of forms with respect to the deferral of compensation under the Annual Incentive Plan shall be measured solely with respect to the date ending six months before the end of the Company's fiscal year.

2.3
Termination of a Participant's Eligibility.    If the Committee determines that an Employee Participant no longer qualifies as a member of a select group of management or highly compensated employees, as membership in such group is determined in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, or that the inclusion of Directors in this Plan could jeopardize the status of this Plan as a plan intended to be "unfunded" and "maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees" within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1), the Committee shall have the right, in its sole discretion, to (i) terminate any deferral election the Participant has made for the remainder of the Plan Year in which the Committee makes such determination, (ii) prevent the Participant from making future deferral elections, and/or (iii) take further action that the Committee deems appropriate. Notwithstanding the foregoing, in the event of a Termination of the Plan, the termination of the affected Participant's eligibility for participation in the Plan shall not be governed by this Section 2.3, but rather shall be governed by Section 12.1. In the event that a Participant is no longer eligible to defer compensation under this Plan, the Participant's Account Balance shall continue to be governed by the terms of this Plan until such time as the Participant's Account Balance is paid in accordance with the terms of this Plan.

ARTICLE 3
Deferral Commitments/Company Contribution Amounts/
Company Restoration Matching Amounts/Vesting/Crediting/Taxes

3.1
Minimum Deferrals.

(a)
Annual Deferral Amount.    For each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, Base Salary, Commissions, Bonus, Performance Shares, Restricted Stock Units, and/or Director Fees in the following permissible amounts for each deferral elected:

Deferral	Permissible Amount
Base Salary	1% minimum
Commissions	1% minimum
Bonus	1% minimum
Performance Shares	Either 0% or 100% per vesting tranche
Restricted Stock Units	Either 0% or 100% per vesting tranche
Director Fees	5% minimum

    In addition to the permissible amounts set forth above, the Committee may determine in its discretion that elections to defer Base Salary, Commissions, Performance Shares, Restricted Stock Units, or Bonuses shall only be effective to the extent that a specified minimum dollar amount of Base Salary, Commissions, Performance Shares, Restricted Stock Units, or Bonus is expected to be deferred; for example, the Committee may determine that an election to defer a portion of a Participant's Bonus under the Annual Incentive Plan shall only be effective if a minimum amount, such as $2,000, is expected to be deferred. If the Committee determines, in its sole discretion, prior to the beginning of a Plan Year that a Participant has made an election for less than the stated minimum amounts, or in an otherwise impermissible amount, or if no election is made, the amount deferred shall be zero. If the Committee determines, in its sole discretion, at any time after the beginning of a Plan Year that a Participant has deferred less than the stated minimum amounts, or in an otherwise impermissible amount, for that Plan Year, any amount credited to the Participant's applicable Annual Account as the Annual Deferral Amount for that Plan Year shall be distributed to the Participant within 60 days after the last day of the Plan Year in which the Committee determination was made.

  (b)
  Participation After Commencement of Plan Year.    Notwithstanding the foregoing, if a Participant first becomes a Participant after the first day of a Plan Year, unless the Committee establishes different proration rules, any minimum Annual Deferral Amount shall be an amount equal to any minimum established by the Plan or the Committee multiplied by a fraction, the numerator of which is the number of complete months remaining in the Plan Year and the denominator of which is 12.

3.2
Maximum Deferral.

(a)
Annual Deferral Amount.    For each Plan Year, a Participant may elect to defer, as his or her Annual Deferral Amount, Base Salary, Commissions, Bonus, Performance Shares, Restricted Stock Units, and/or Director Fees up to the following permissible percentages for each deferral elected, provided that, if necessary for the purpose of allowing enough remaining undeferred compensation to fund any necessary withholdings for taxes or benefits, the Committee may, in its sole discretion, establish lesser amounts for one or more classes of Participants:

Deferral	Permissible Percentage
Base Salary	75% maximum
Commissions	100% maximum
Bonus	100% maximum
Performance Shares	Either 0% or 100% per vesting tranche
Restricted Stock Units	Either 0% or 100% per vesting tranche
Director Fees	100% maximum
  (b)
  Short Plan Year.    Notwithstanding the foregoing, if a Participant first becomes a Participant after the first day of a Plan Year, the maximum Annual Deferral Amount shall be limited to the amount of compensation not yet earned by the Participant as of the date the Participant submits a Plan Agreement and Election Form to the Committee for acceptance, except to the extent permissible under Code Section 409A and related Treasury guidance or Regulations.

3.3
Election to Defer; Effect of Election Form.

(a)
First Plan Year.    In connection with a Participant's commencement of participation in the Plan, the Participant shall make an irrevocable deferral election for the Plan Year in which the Participant commences participation in the Plan, along with such other elections as the Committee deems necessary or desirable under the Plan. For these elections to be valid, the Election Form must be completed and signed by the Participant, timely delivered to the Committee (in accordance with Section 2.2 above) and accepted by the Committee.

(b)
Subsequent Plan Years.    For each succeeding Plan Year, an irrevocable deferral election for that Plan Year, and such other elections as the Committee deems necessary or desirable under the Plan, shall be made by timely delivering a new Election Form to the Committee, in accordance with its rules and procedures, before the end of the Company's fiscal year preceding the Plan Year for which the election is made, or before such other deadline established by the Committee to the extent such other deadline complies with the requirements of Code Section 409A and related Treasury guidance. If no such Election Form is timely delivered for a Plan Year, the Annual Deferral Amount shall be zero for that Plan Year.

  (c)
  Performance-Based Compensation.    Notwithstanding the foregoing, the Committee may, in its sole discretion, determine that an irrevocable deferral election pertaining to performance-based compensation may be made by the Participant's timely delivering an Election Form to the Committee, in accordance with its rules and procedures, no later than six 6 months before the end of the performance service period. "Performance-based compensation" shall be compensation from an Employer based on services performed over a period of at least 12 months, in accordance with Code Section 409A and related Treasury guidance or Regulations. Beginning January 1, 2008 (or such other effective date of the final Treasury Regulations), the definition of "performance-based compensation" in the final Treasury Regulations shall govern.

  (d)
  Transition Rules.    Notwithstanding the other provisions of this Section 3.3, the Committee may, in its sole discretion, permit deferrals pursuant to irrevocable deferral elections as permitted in the transition guidance established by the Internal Revenue Service under Code Section 409A.

3.4
Withholding and Crediting of Annual Deferral Amounts.

(a)
For each Plan Year, the Base Salary portion of the Annual Deferral Amount shall be withheld from each regularly scheduled Base Salary payment in equal amounts, as adjusted from time to time for increases and decreases in Base Salary. The Bonus, Commission, Performance Shares, Restricted Stock Units, and/or Director Fees portion of the Annual Deferral Amount shall be withheld at the time these amounts are or otherwise would be paid to the Participant, whether or not this occurs during the Plan Year itself. Annual Deferral Amounts shall be credited to the Participant's Annual Account for such Plan Year at the time such amounts would otherwise have been paid to the Participant.

(b)
Notwithstanding any provision or election under this Plan to the contrary, if necessary to comply with Code Section 409A or to facilitate administration of the Company's payroll system, the Committee, in its sole discretion, may choose to either (i) not withhold from Base Salary during any payroll period in which any portion of such Base Salary relates to services performed in a prior Plan Year, or (ii) withhold from Base Salary during any payroll period in which any portion of such Base Salary relates to services performed in a prior Plan Year in accordance with the Participant's deferral election submitted for the prior Plan Year. Accordingly, in order to carry out the intent of this provision, the Committee may adjust a Participant's Base Salary deferral election submitted pursuant to this Article 3.

3.5
Company Contribution Amount.

(a)
An Employer is not generally required to make Employer Contributions to this Plan. Employer Contributions may be made, however, as provided under the following subsections of this section and Section 3.6.

(b)
For each Plan Year, an Employer may be required to credit amounts to a Participant's Annual Account in accordance with employment or other agreements entered into between the Participant and the Employer, which amounts shall be part of the Participant's Company Contribution Amount for that Plan Year. Such amounts shall be credited to the Participant's Annual Account for the applicable Plan Year on the date or dates prescribed by such agreements.

(c)
For each Plan Year, an Employer, in its sole discretion, may, but is not required to, credit any amount it decides, in its discretion, to contribute to any Participant's Annual Account under this Plan, which amount shall be part of the Participant's Company Contribution Amount for that Plan Year. The amount so credited to a Participant may be smaller or larger than the amount credited to any other Participant, and the amount credited to any Participant for a

    Plan Year may be zero, even though one or more other Participants receive a Company Contribution Amount for that Plan Year. The Company Contribution Amount described in this Section 3.5(c), if any, shall be credited to the Participant's Annual Account for the applicable Plan Year on a date or dates to be determined by the Committee, in its sole discretion.

3.6
Company Restoration Matching Amount.    A Participant's Company Restoration Matching Amount for any Plan Year shall be an amount, which is determined by the Committee to make up for a reduction in the Participant's match in the 401(k) Plan for the Plan Year, if any, due to the Participant's deferral of Base Salary, Commissions, and Bonus into this Plan for the Plan Year. In order to be eligible for a Company Restoration Matching Amount, a Participant must contribute the maximum amount that he or she is eligible to contribute to the 401(k) Plan year that corresponds to the Plan Year of this Plan. The amount of the Company Restoration Matching Amount shall be computed by determining the increase in the Participant's eligible compensation (the "Increase") under the 401(k) Plan for the Plan Year that would have occurred, absent the Participant's election to participate in this Plan; the Company Restoration Matching Amount equals the additional matching contribution to the 401(k) Plan that would have occurred if the Participant's eligible compensation had been increased by the Increase and the Participant had deferred that portion of the Increase into the 401(k) Plan that would have resulted in the maximum matching contribution by the Company with respect to the Increase. For example, if (a) the maximum eligible compensation under the 401(k) Plan for a Plan Year is $210,000, (b) the Company matches 50% of the first 6% of eligible compensation contributed by a Participant, and (c) eligible compensation under the 401(k) Plan is reduced to $170,000 because of a Participant's election under this Plan, the Company Restoration Matching Amount would be $1200 (50% of 6% of $40,000). The Participant's Company Restoration Matching Amount, if any, shall be credited to the Participant's Annual Account for the applicable Plan Year on a date or dates to be determined by the Committee, in its sole discretion.

3.7
Crediting of Amounts after Benefit Distribution.    Notwithstanding any provision in this Plan to the contrary, should the complete distribution of a Participant's vested Account Balance occur prior to the date on which any portion of (i) the Annual Deferral Amount that a Participant has elected to defer in accordance with Section 3.3, (ii) the Company Contribution Amount, or (iii) the Company Restoration Matching Amount, would otherwise be credited to the Participant's Account Balance, such amounts shall not be credited to the Participant's Account Balance, but shall be paid to the Participant in a manner determined by the Committee, in its sole discretion.

3.8
Vesting.

(a)
A Participant shall at all times be 100% vested in his or her deferrals of Base Salary, Commissions, Performance Shares, Restricted Stock Units, Bonus and Director's Fees.

(b)
A Participant shall be vested in the portion of his or her Account Balance attributable to any Company Contribution Amounts, plus amounts credited or debited on such amounts (pursuant to Section 3.9), in accordance with the vesting schedule(s) set forth in his or her Plan Agreement, employment agreement or any other agreement entered into between the Participant and his or her Employer. If not addressed in such agreements, a Participant shall vest in the portion of his or her Account Balance attributable to any Company Contribution Amounts, plus amounts credited or debited on such amounts (pursuant to Section 3.9), in accordance with the vesting schedule declared by the Committee in its sole discretion.

(c)
A Participant shall be vested in the portion of his or her Account Balance attributable to any Company Restoration Matching Amounts, plus amounts credited or debited on such amounts (pursuant to Section 3.9), only to the extent that the Participant would be vested in such amounts under the provisions of the 401(k) Plan, as determined by the Committee in its sole discretion.

3.9
Crediting/Debiting of Account Balances.    In accordance with, and subject to, the rules and procedures that are established from time to time by the Committee, in its sole discretion, amounts shall be credited or debited to a Participant's Account Balance in accordance with the following rules:

(a)
Measurement Funds.    The Committee shall select from time to time certain mutual funds, insurance company separate accounts, indexed rates or other methods (the "Measurement Funds") for purposes of crediting or debiting additional amounts to Participants' Account Balances. The Committee may discontinue, substitute or add a Measurement Fund, provided however, that any decision to retain, discontinue or substitute a Measurement Fund shall be made in good faith. Any discontinuance of a Measurement Fund will take effect not earlier than the first day of the first calendar quarter that begins at least 30 days after the day on which the Committee gives Participants advance written notice of such change, unless such advance notice cannot be given due to reasons beyond the control of the Company or the Committee, in which case notice of the change shall be given as soon as administratively practical.

(b)
Company Stock Fund.    With respect to the deferral of Performance Shares and Restricted Stock Units, unless otherwise specifically provided by the Committee, deferrals may be only credited to a Measurement Fund denominated in units of common stock of the Company, and distributions from such fund shall only be made in shares of such stock.

(c)
Election of Measurement Funds.    A Participant, in connection with his or her initial deferral election in accordance with Section 3.3 above, shall elect, on the Election Form, one or more Measurement Fund(s) (as described in Section 3.9(a) above) to be used to determine the amounts to be credited or debited to his or her Account Balance. If a Participant does not elect any of the Measurement Funds as described in the previous sentence, the Participant's Account Balance shall automatically be allocated into a default Measurement Fund which is selected by the Committee and identified prior to such allocation in Plan communication materials. A Participant may (but is not required to) elect, by submitting an Election Form to the Committee that is accepted by the Committee or by any other procedure approved by the Committee, to add or delete one or more Measurement Fund(s) to be used to determine the amounts to be credited or debited to the Participant's Account Balance, or to change the portion of the Participant's Account Balance allocated to each previously or newly elected Measurement Fund. If an election is made in accordance with the previous sentence, it shall apply as of the first business day deemed reasonably practicable by the Committee, in its sole discretion, and shall continue thereafter for each subsequent day in which the Participant participates in the Plan, unless changed in accordance with the previous sentence.

(d)
Proportionate Allocation.    In making any election described in Section 3.9(c) above, the Participant shall specify on the Election Form, in increments of one percent (1%), the percentage of his or her Account Balance or Measurement Fund, as applicable, to be allocated/reallocated.

(e)
Crediting or Debiting Method.    The performance of each Measurement Fund (either positive or negative) will be determined on a daily basis based on the manner in which such Participant's Account Balance has been hypothetically allocated among the Measurement Funds by the Participant.

(f)
No Actual Investment.    Notwithstanding any other provision of this Plan that may be interpreted to the contrary, the Measurement Funds are to be used for measurement purposes only, and a Participant's election of any such Measurement Fund, the allocation of his or her Account Balance thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant's Account Balance shall not be considered or construed in any manner as an actual investment of his or her Account Balance in any such Measurement Fund. In the event that the Company or the Trustee (as that term is defined in the Trust), in its own discretion, decides to invest funds in any or all of the investments on which the Measurement Funds are based, no Participant shall have any rights in or to such investments themselves. Without limiting the foregoing, a Participant's Account Balance shall at all times be a bookkeeping entry only and shall not represent any investment made on his or her behalf by the Company or the Trust; the Participant shall at all times remain an unsecured creditor of the Company.

3.10
FICA and Other Taxes.

(a)
Annual Deferral Amounts.    For each Plan Year in which an Annual Deferral Amount is being withheld from a Participant, the Participant's Employer(s) shall withhold from that portion of the Participant's Base Salary and/or Bonus Amounts that is not being deferred, in a manner determined by the Employer(s), the Participant's share of FICA and other employment taxes on such Annual Deferral Amount. If necessary, the Committee may reduce the Annual Deferral Amount in order to comply with this Section 3.10.

(b)
Company Restoration Matching Amounts and Company Contribution Amounts.    When a Participant becomes vested in a portion of his or her Account Balance attributable to any Company Restoration Matching Amounts and/or Company Contribution Amounts, the Participant's Employer(s) shall withhold from that portion of the Participant's Base Salary and/or Bonus that is not deferred, in a manner determined by the Employer(s), the Participant's share of FICA and other employment taxes (or other required withholdings) on such amounts. If necessary, the Committee may reduce the vested portion of the Participant's Company Restoration Matching Amount or Company Contribution Amount, as applicable, in order to comply with this Section 3.10.

(c)
Distributions.    The Participant's Employer(s), or the trustee of the Trust, shall withhold from any payments made to a Participant under this Plan all federal, state and local income, employment and other taxes required to be withheld by the Employer(s), or the trustee of the Trust, in connection with such payments, in amounts and in a manner to be determined in the sole discretion of the Employer(s) and the trustee of the Trust.

ARTICLE 4
Scheduled Distribution; Unforeseeable Financial Emergencies

4.1
Scheduled Distribution.    In connection with each election to defer an Annual Deferral Amount, a Participant may irrevocably elect to receive a Scheduled Distribution, in the form of a lump sum payment, from the Plan with respect to all or a portion of the Annual Deferral Amount. The Scheduled Distribution shall be a lump sum payment in an amount that is equal to the portion of the Annual Deferral Amount the Participant elected to have distributed as a Scheduled Distribution, plus amounts credited or debited in the manner provided in Section 3.9 above on that amount, calculated as of the close of business on or around the date on which the Scheduled Distribution becomes payable, as determined by the Committee in its sole discretion. Subject to the other terms and conditions of this Plan, each Scheduled Distribution elected shall be paid out (a) with respect to amounts not attributable to Restricted Stock Units or Performance Shares, during a 60 day period commencing immediately after the first day of any month designated by the Participant, and (b) with respect to the portion of the Annual Deferral Amount relating to Performance Shares and Restricted Stock Units, at the time determined by the Committee during the Plan Year designated by the Participant (the "Scheduled Distribution Date"). In any event, the Plan Year designated by the Participant must be at least three Plan Years after the end of the Plan Year to which the Participant's deferral election described in Section 3.3 relates. By way of example, if a Scheduled Distribution is elected for Annual Deferral Amounts that are earned in the Plan Year commencing January 1, 2007, the earliest Scheduled Distribution Date that may be designated by a Participant would be January 1, 2011, and the Scheduled Distribution would become payable pursuant to the rules of this Section 4.1 with respect to such Scheduled Distribution Date.

4.2
Postponing Scheduled Distributions.    A Participant may elect to postpone a Scheduled Distribution described in Section 4.1 above, and have such amount paid out during a 60 day period commencing immediately after an allowable alternative distribution date designated by the Participant in accordance with this Section 4.2. In order to make this election, the Participant must submit a new Scheduled Distribution Election Form to the Committee in accordance with the following criteria:

(a)
Such Scheduled Distribution Election Form must be submitted to and accepted by the Committee in its sole discretion at least 12 months prior to the Participant's previously designated Scheduled Distribution Date;

(b)
The new Scheduled Distribution Date selected by the Participant must be the first day of a Plan Year, and must be at least five years after the previously designated Scheduled Distribution Date; and

(c)
The election of the new Scheduled Distribution Date shall have no effect until at least 12 months after the date on which the election is made.

4.3
Other Benefits Take Precedence Over Scheduled Distributions.    Should a Benefit Distribution Date occur that triggers a benefit under Articles 5, 6, 7, 8, or 9, any Annual Deferral Amount that is subject to a Scheduled Distribution election under Section 4.1 shall not be paid in accordance with Section 4.1, but shall be paid in accordance with the other applicable Article. Notwithstanding the foregoing, the Committee shall interpret this Section 4.3 in a manner that is consistent with Code Section 409A and other applicable tax law, including but not limited to Treasury guidance and Regulations issued after the effective date of this Plan.

4.4
Unforeseeable Emergencies.

(a)
If the Participant experiences an Unforeseeable Emergency, the Participant may petition the Committee to receive a partial or full payout from the Plan, subject to the provisions set forth below.

(b)
The payout, if any, from the Plan shall not exceed the lesser of (i) the Participant's vested Account Balance, calculated as of the close of business on or around the date on which the amount becomes payable, as determined by the Committee in its sole discretion, or (ii) the amount necessary to satisfy the Unforeseeable Emergency, plus amounts necessary to pay Federal, state, or local income taxes or penalties reasonably anticipated as a result of the distribution. Notwithstanding the foregoing, a Participant may not receive a payout from the Plan to the extent that the Unforeseeable Emergency is or may be relieved (A) through reimbursement or compensation by insurance or otherwise, (B) by liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship or (C) by cessation of deferrals under this Plan.

(c)
If the Committee, in its sole discretion, approves a Participant's petition for payout from the Plan, the Participant shall receive a payout from the Plan within 60 days of the date of such approval, and the Participant's deferral election for that year under the Plan shall be terminated as of the date of such approval.

(d)
In addition, a Participant's deferral elections under this Plan shall be terminated to the extent the Committee determines, in its sole discretion, that termination of such Participant's deferral elections is required pursuant to Treas. Reg. §1.401(k)-1(d)(3) for the Participant to obtain a hardship distribution from an Employer's 401(k) Plan. If the Committee determines, in its sole discretion, that a termination of the Participant's deferrals is required in accordance with the preceding sentence, the Participant's deferrals shall be terminated as soon as administratively practicable following the date on which such determination is made.

(e)
Notwithstanding the foregoing, the Committee shall interpret all provisions relating to a payout and/or termination of deferrals under this Section 4.4 in a manner that is consistent with Code Section 409A and related Treasury guidance and Regulations.

ARTICLE 5
Change in Control Benefit

5.1
Change in Control Benefit.    A Participant, in connection with his or her commencement of participation in the Plan, shall irrevocably elect on an Election Form whether to (i) receive a Change in Control Benefit upon the occurrence of a Change in Control, which shall be equal to the Participant's vested Account Balance, calculated as of the close of business on or around the Participant's Benefit Distribution Date, as determined by the Committee in its sole discretion, or (ii) to have his or her Account Balance remain in the Plan upon the occurrence of a Change in Control and to have his or her Account Balance remain subject to the terms and conditions of the Plan. If a Participant does not make any election with respect to the payment of the Change in Control Benefit, then such Participant's Account Balance shall remain in the Plan upon a Change in Control and shall be subject to the terms and conditions of the Plan.

5.2
Payment of Change in Control Benefit.    The Change in Control Benefit, if any, shall be paid to the Participant in a lump sum no later than 60 days after the Participant's Benefit Distribution Date. Notwithstanding the foregoing, the Committee shall interpret all provisions in this Plan relating to a Change in Control Benefit in a manner that is consistent with Code Section 409A and related Treasury guidance and Regulations.

ARTICLE 6
Retirement Benefit

6.1
Retirement Benefit.    A Participant who Retires shall receive, as a Retirement Benefit, his or her vested Account Balance, calculated as of the close of business on or around the Participant's Benefit Distribution Date, as determined by the Committee in its sole discretion.

6.2
Payment of Retirement Benefit.

(a)
In connection with a Participant's election to defer an Annual Deferral Amount, the Participant shall elect the form in which his or her Annual Account for such Plan Year will be paid. The Participant may elect to receive each Annual Account in the form of a lump sum or pursuant to an Annual Installment Method of 5, 10, or 15 years. If a Participant does not make any election with respect to the payment of an Annual Account, then the Participant shall be deemed to have elected to receive such Annual Account as a lump sum.

(b)
A Participant may change the form of payment for an Annual Account by submitting an Election Form to the Committee in accordance with the following criteria:

(i)
The election to modify the form of payment for such Annual Account shall have no effect until at least twelve (12) months after the date on which the election is made; and

(ii)
Each payment related to such Annual Account shall be delayed at least five years from the originally scheduled Benefit Distribution Date for such Annual Account.

    For purposes of applying the requirements above, the right to receive an Annual Account in installment payments shall be treated as the entitlement to a single payment. The Committee shall interpret all provisions relating to an election described in this Section 6.2 in a manner that is consistent with Code Section 409A and related Treasury guidance or Regulations.

    The Election Form most recently accepted by the Committee in accordance with the criteria set forth above shall govern the payout of the applicable Annual Account.

  (c)
  The lump sum payment shall be made, or installment payments shall commence, no later than 60 days after the Benefit Distribution Date. Remaining installments, if any, shall continue in accordance with the Participant's election for each Annual Account and shall be paid no later than 60 days after each anniversary of the Benefit Distribution Date.

ARTICLE 7
Termination Benefit

7.1
Termination Benefit.    A Participant who experiences a Termination of Employment shall receive, as a Termination Benefit, his or her vested Account Balance, calculated as of the close of business on or around the Participant's Benefit Distribution Date, as determined by the Committee in its sole discretion.

7.2
Payment of Termination Benefit.    The Termination Benefit shall be paid to the Participant in a lump sum payment no later than 60 days after the Participant's Benefit Distribution Date.

ARTICLE 8
Disability Benefit

8.1
Disability Benefit.    Upon a Participant's Disability, the Participant shall receive a Disability Benefit, which shall be equal to the Participant's vested Account Balance, calculated as of the close of business on or around the Participant's Benefit Distribution Date, as selected by the Committee in its sole discretion.

8.2
Payment of Disability Benefit.

(a)
If a Participant becomes Disabled prior to being eligible for Retirement, the Participant's Disability Benefit will be paid in a lump sum payment.

(b)
If a Participant becomes Disabled on or after becoming eligible for Retirement, the Participant's Disability Benefit shall be paid in the form in which the Participant elected to receive his or her Retirement Benefit for each Annual Account in accordance with Section 6.2.

(c)
The lump sum payment shall be made, or installment payments shall commence, no later than 60 days after the Benefit Distribution Date. Remaining installments, if any, shall continue in accordance with the Participant's election for each Annual Account and shall be paid no later than 60 days after each anniversary of the Benefit Distribution Date.

ARTICLE 9
Death Benefit

9.1
Death Benefit.    The Participant's Beneficiary(ies) shall receive a Death Benefit upon the Participant's death which will be equal to the Participant's vested Account Balance, calculated as of the close of business on or around the Participant's Benefit Distribution Date, as selected by the Committee in its sole discretion.

9.2
Payment of Death Benefit.    The Death Benefit shall be paid to the Participant's Beneficiary(ies) in a lump sum payment no later than 60 days after the Participant's Benefit Distribution Date.

ARTICLE 10
Beneficiary Designation

10.1
Beneficiary.    Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan to a beneficiary upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.

10.2
Beneficiary Designation; Change; Spousal Consent.    A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Committee or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee's rules and procedures, as in effect from time to time. If the Participant names someone other than his or her spouse as a Beneficiary, spousal consent is required and shall be provided in a form designated by the Committee, executed by such Participant's spouse and returned to the Committee. Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death.

10.3
Acknowledgment.    No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Committee or its designated agent.

10.4
No Beneficiary Designation.    If a Participant fails to designate a Beneficiary as provided in Sections 10.1, 10.2 and 10.3 above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant's benefits, then the Participant's designated Beneficiary shall be deemed to be his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant's estate.

10.5
Doubt as to Beneficiary.    If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to cause the Participant's Employer to withhold such payments until this matter is resolved to the Committee's satisfaction.

10.6
Discharge of Obligations.    The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Employers and the Committee from all further obligations under this Plan with respect to the Participant, and that Participant's Plan Agreement shall terminate upon such full payment of benefits.

ARTICLE 11
Leave of Absence

11.1
Paid Leave of Absence.    If a Participant is authorized by the Participant's Employer to take a paid leave of absence from the employment of the Employer, and such leave of absence does not constitute a separation from service, as determined by the Committee in accordance with Code Section 409A and related Treasury guidance and Regulations, (i) the Participant shall continue to be considered eligible for the benefits provided in Articles 4, 5, 6, 7, 8, or 9 in accordance with the provisions of those Articles, and (ii) the Annual Deferral Amount shall continue to be withheld during such paid leave of absence in accordance with Section 3.3.

11.2
Unpaid Leave of Absence.    If a Participant is authorized by the Participant's Employer to take an unpaid leave of absence from the employment of the Employer for any reason, and such leave of absence does not constitute a separation from service, as determined by the Committee in accordance with Code Section 409A and related Treasury guidance and Regulations, such Participant shall continue to be eligible for the benefits provided in Articles 4, 5, 6, 7, 8, or 9 in accordance with the provisions of those Articles. However, the Participant shall be excused from fulfilling his or her Annual Deferral Amount commitment that would otherwise have been withheld during the period during which the unpaid leave of absence is taken. If a Participant returns from the leave of absence during the Plan Year in which leave of absence began, the Participant's deferral election shall be immediately reinstated for the remainder of the year with respect to compensation earned subsequent to the return from the leave of absence. In addition, if the Participant returns to employment, the Participant may elect to defer an Annual Deferral Amount for the Plan Year following his or her return to employment and for every Plan Year thereafter while a Participant in the Plan, provided such deferral elections are otherwise allowed and an Election Form is delivered to and accepted by the Committee for each such election in accordance with Section 3.3 above.

11.3
Leaves Resulting in Separation from Service.    In the event that a Participant's leave of absence from his or her Employer constitutes a separation from service, as determined by the Committee in accordance with Code Section 409A and related Treasury guidance and Regulations, the Participant's vested Account Balance shall be distributed to the Participant in accordance with Article 6 or 7 of this Plan, as applicable.

ARTICLE 12
Termination of Plan, Amendment or Modification

12.1
Termination of Plan.    Although the Company anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that the Company will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, the Company reserves the right to Terminate the Plan, either entirely or with respect to one or more Employers participating in the

  Plan. Such action shall be taken by the Board of Directors or its delegate. In the event of a Termination of the Plan, the Measurement Funds available to Participants following the Termination of the Plan shall be comparable in number and type to those Measurement Funds available to Participants in the Plan Year preceding the Plan Year in which the Termination of the Plan is effective. Following a Termination of the Plan, Participant Account Balances shall remain in the Plan until the Participant becomes eligible for the benefits provided in Articles 4, 5, 6, 7, 8 or 9 in accordance with the provisions of those Articles. The Termination of the Plan shall not adversely affect any Participant or Beneficiary who has become entitled to the payment of any benefits under the Plan as of the date of termination. Notwithstanding the foregoing, to the extent permissible under Code Section 409A and related Treasury guidance or Regulations, during the 30 days preceding or within 12 months following a Change in Control, the Company shall be permitted to (i) terminate the Plan, and (ii) distribute the vested Account Balances to Participants in a lump sum no later than 12 months after the Change in Control, provided that all other substantially similar arrangements sponsored by such Company are also terminated and all balances in such arrangements are distributed within 12 months of the termination of such arrangements.

12.2
Amendment.

(a)
The Company, acting through its Board of Directors or a delegate of the Board of Directors, may, at any time, amend or modify the Plan in whole or in part with respect to the Company or a particular Employer. Notwithstanding the foregoing, (i) no amendment or modification shall be effective to decrease the value of a Participant's vested Account Balance in existence at the time the amendment or modification is made, and (ii) no amendment or modification of this Section 12.2 or Section 13.2 of the Plan shall be effective.

(b)
Notwithstanding any provision of the Plan to the contrary, in the event that the Company determines that any provision of the Plan may cause amounts deferred under the Plan to become immediately taxable to any Participant under Code Section 409A and related Treasury guidance or Regulations, the Company may (i) adopt such amendments to the Plan and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company determines necessary or appropriate to preserve the intended tax treatment of the Plan benefits provided by the Plan and/or (ii) take such other actions as the Company determines necessary or appropriate to comply with the requirements of Code Section 409A and related Treasury guidance or Regulations.

12.3
Plan Agreement.    Despite the provisions of Sections 12.1 and 12.2 above, if a Participant's Plan Agreement contains benefits or limitations that are not in this Plan document, the Company may only amend or terminate such provisions with the written consent of the Participant.

12.4
Effect of Payment.    The full payment of the Participant's vested Account Balance under Articles 4, 5, 6, 7, 8, or 9 of the Plan shall completely discharge all obligations to a Participant and his or her designated Beneficiaries under this Plan, and the Participant's Plan Agreement shall terminate.

ARTICLE 13
Administration

13.1
Committee Duties.    Except as otherwise provided in this Article 13, this Plan shall be administered by a Committee, which shall consist of the Board, or such committee as the Board shall appoint. Members of the Committee may be Participants under this Plan. The Committee shall also have the discretion and authority to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan, and (ii) decide or resolve any and all questions, including benefit entitlement determinations and interpretations of this Plan, as may arise in connection with the Plan. Any individual serving on the Committee who is a

  Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Company.

13.2
Administration Upon Change in Control.    Within 120 days following a Change in Control, an independent third party administrator (the "Administrator") may be selected by the individual who, immediately prior to the Change in Control, was the Company's Chief Executive Officer (the "Ex-CEO"). The Committee, as constituted prior to the Change in Control, shall continue to be the Administrator until the earlier of (i) the date on which such independent third party is selected and approved, or (ii) the expiration of the 120 day period following the Change in Control. If an independent third party is not selected within 120 days of such Change in Control, the Committee, as described in Section 13.1 above, shall be the Administrator. The Administrator shall have the discretionary power to determine all questions arising in connection with the administration of the Plan and the interpretation of the Plan, including, but not limited to, benefit entitlement determinations; provided, however, upon and after the occurrence of a Change in Control, the Administrator shall have no power to direct the investment of Plan assets or select any investment manager or custodial firm for the Plan. Upon and after the occurrence of a Change in Control, the Company must: (1) pay all reasonable administrative expenses and fees of the Administrator; (2) indemnify the Administrator against any costs, expenses and liabilities including, without limitation, attorney's fees and expenses arising in connection with the performance of the Administrator hereunder, except with respect to matters resulting from the gross negligence or willful misconduct of the Administrator or its employees or agents; and (3) supply full and timely information to the Administrator on all matters relating to the Plan, the Participants and their Beneficiaries, the Account Balances of the Participants, the date and circumstances of the Termination of Employment, Disability, or death of the Participants, and such other pertinent information as the Administrator may reasonably require. Upon and after a Change in Control, the Administrator may be terminated (and a replacement appointed) by the Ex-CEO. Upon and after a Change in Control, the Administrator may not be terminated by the Company.

13.3
Agents.    In the administration of this Plan, the Committee or the Administrator, as applicable, may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel.

13.4
Binding Effect of Decisions.    The decision or action of the Committee or Administrator, as applicable, with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

13.5
Indemnity of Committee.    All Employers shall indemnify and hold harmless the members of the Committee, any Employee to whom the duties of the Committee may be delegated, and the Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee, any of its members, any such Employee or the Administrator.

13.6
Employer Information.    To enable the Committee and/or Administrator to perform its functions, the Company and each Employer shall supply full and timely information to the Committee and/or Administrator, as the case may be, on all matters relating to the Plan, the Trust, the Participants and their Beneficiaries, the Account Balances of the Participants, the compensation of its Participants, the date and circumstances of the Retirement, Disability, death or Termination of Employment of its Participants, and such other pertinent information as the Committee or Administrator may reasonably require.

ARTICLE 14
Other Benefits and Agreements

14.1
Coordination with Other Benefits.    The benefits provided for a Participant and Participant's Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Participant's Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

ARTICLE 15
Claims Procedures

15.1
Presentation of Claim.    Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a "Claimant") may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

15.2
Notification of Decision.    The Committee shall consider a Claimant's claim within a reasonable time, but no later than 90 days after receiving the claim. If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90 day period. In no event shall such extension exceed a period of 90 days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination. The Committee shall notify the Claimant in writing:

(a)
that the Claimant's requested determination has been made, and that the claim has been allowed in full; or

(b)
that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant's requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i)
the specific reason(s) for the denial of the claim, or any part of it;

(ii)
specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii)
a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;

(iv)
an explanation of the claim review procedure set forth in Section 15.3 below; and

(v)
a statement of the Claimant's right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

15.3
Review of a Denied Claim.    On or before 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant's duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. The Claimant (or the Claimant's duly authorized representative):

(a)
may, upon request and free of charge, have reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claim for benefits;

  (b)
  may submit written comments or other documents; and/or

  (c)
  may request a hearing, which the Committee, in its sole discretion, may grant.

15.4
Decision on Review.    The Committee shall render its decision on review promptly, and no later than 60 days after the Committee receives the Claimant's written request for a review of the denial of the claim. If the Committee determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 60 day period. In no event shall such extension exceed a period of 60 days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Committee expects to render the benefit determination. In rendering its decision, the Committee shall take into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a)
specific reasons for the decision;

(b)
specific reference(s) to the pertinent Plan provisions upon which the decision was based;

(c)
a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the Claimant's claim for benefits; and

(d)
a statement of the Claimant's right to bring a civil action under ERISA Section 502(a).

15.5
Arbitration/Interest on Unpaid Amounts/Controlling Law.

(a)
The Participant or Beneficiary may submit the controversy to final and binding arbitration pursuant to the then most applicable Rules of the American Arbitration Association ("AAA"); provided, however, that unless the parties otherwise agree, the arbitration shall be before a single arbitrator selected either by mutual agreement or, failing agreement, from a list of seven arbitrators provided by AAA, (1) four of whom shall be retired judges of the Superior or Appellate Courts of California who are residents of Santa Clara, counties adjoining to Santa Clara County, or San Francisco County, and, if such list exists at the time of the dispute, who are members of the Independent List of Retired Judges, and (2) three of whom shall be members of the National Academy of Arbitrators, resident in Santa Clara, counties adjoining to Santa Clara County, or San Francisco County. In the event the parties are unable to agree upon such an arbitrator from such list of seven, each party shall strike one name in turn with the first to strike being chosen by lot. When only one name remains, that person shall be the parties' arbitrator. The parties hereto expressly waive their rights, if any, to have such matters heard by a jury or a judge, whether in state or federal court. The cost of the arbitration, including, but not limited to, any reasonable legal fees or other expenses incident thereto incurred in connection with such arbitration, shall be borne by the Employer unless the arbitrators(s) determines that the Participant's or Beneficiary's claim is frivolous, in which case the Participant or Beneficiary shall bear his own legal fees. In the arbitration the Committee's decision on appeal shall be upheld unless the arbitrator(s) determine that the decision constitutes an abuse of discretion.

(b)
The Employer agrees to pay interest on any amounts payable to a Participant or Beneficiary under this Plan which are not paid within 30 days after the date when due and on any money judgment which is awarded to the Participant or Beneficiary following a proceeding to enforce any portion of this Plan from the date that payments should have been made under this Plan. Such interest shall be calculated at the prime rate offered by a bank designated by the

    Committee, or its successor, from the date that payments should have been made under this Plan to the time of actual payment.

ARTICLE 16
Trust

16.1
Establishment of the Trust.    In order to provide assets from which to fulfill its obligations to the Participants and their Beneficiaries under the Plan, the Company may establish a trust by a trust agreement with a third party, the trustee, to which each Employer may, in its discretion, contribute cash or other property, including securities issued by the Company, to provide for the benefit payments under the Plan, (the "Trust").

16.2
Interrelationship of the Plan and the Trust.    The provisions of the Plan and the Plan Agreement shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Employers, Participants and the creditors of the Employers to the assets transferred to the Trust. Each Employer shall at all times remain liable to carry out its obligations under the Plan.

16.3
Distributions From the Trust.    Each Employer's obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer's obligations under this Plan.

ARTICLE 17
Miscellaneous

17.1
Status of Plan.    The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that "is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees" within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Plan shall be administered and interpreted (i) to the extent possible in a manner consistent with the intent described in the preceding sentence, and (ii) in accordance with Code Section 409A and related Treasury guidance and Regulations. The foregoing notwithstanding, the Company makes no representation that the benefits provided under the Plan will comply with Code Section 409A and makes no undertaking to prevent Code Section 409A from applying to the benefits provided under the Plan or to mitigate its effects on any deferrals or payments made under the Plan.

17.2
Unsecured General Creditor.    Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of an Employer. For purposes of the payment of benefits under this Plan, any and all of an Employer's assets shall be, and remain, the general, unpledged unrestricted assets of the Employer. An Employer's obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

17.3
Employer's Liability.    An Employer's liability for the payment of benefits shall be defined only by the Plan and the Plan Agreement, as entered into between the Employer and a Participant. An Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan and his or her Plan Agreement.

17.4
Nonassignability.    Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

17.5
Not a Contract of Employment.    The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant. Such employment is hereby acknowledged to be an "at will" employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement. The Participant's participation in the Plan shall not create a right to further employment with any Employer and shall not interfere with any ability of any Employer to terminate the Participant's employment relationship at any time with or without cause.

17.6
Furnishing Information.    A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

17.7
Terms.    Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

17.8
Captions.    The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

17.9
Governing Law.    Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of California without regard to its conflicts of laws principles.

17.10
Notice.    Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

        Adobe Systems Incorporated
        Attn: Senior Director of Compensation and Benefits
        345 Park Avenue
        San Jose, CA 95110-2704

  A second copy shall also be sent to the General Counsel for the Company, at the same address listed above. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

  Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

17.11
Successors.    The provisions of this Plan shall bind and inure to the benefit of the Participant's Employer and its successors and assigns and the Participant and the Participant's designated Beneficiaries.

17.12
Spouse's Interest.    The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse's will, nor shall such interest pass under the laws of intestate succession.

17.13
Validity.    In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

17.14
Incompetent.    If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person's property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant's Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

17.15
Court Order.    The Committee is authorized to comply with any court order in any action in which the Plan or the Committee has been named as a party, including any action involving a determination of the rights or interests in a Participant's benefits under the Plan. Notwithstanding the foregoing, the Committee shall interpret this provision in a manner that is consistent with Code Section 409A and other applicable tax law. In addition, if necessary to comply with a domestic relations order, as defined in Code Section 414(p)(1)(B), pursuant to which a court has determined that a spouse or former spouse of a Participant has an interest in the Participant's benefits under the Plan, the Committee, in its sole discretion, shall have the right to immediately distribute the spouse's or former spouse's interest in the Participant's benefits under the Plan to such spouse or former spouse, as provided in Treasury Regulations Section 1.409A-3(j)(4)(ii).

17.16
Distribution in the Event of Income Inclusion Under 409A.    If any portion of a Participant's Account Balance under this Plan is required to be included in income by the Participant prior to receipt due to a failure of this Plan to meet the requirement of Code Section 409A and related Treasury guidance or Regulations, the Participant may petition the Committee or Administrator, as applicable, for a distribution of that portion of his or her Account Balance that is required to be included in his or her income. Upon the grant of such a petition, which grant shall not be unreasonably withheld, the Participant's Employer shall distribute to the Participant immediately-available funds in an amount equal to the portion of his or her Account Balance required to be included in income as a result of the failure of the Plan to meet the requirements of Code Section 409A and related Treasury guidance or Regulations, which amount shall not exceed the Participant's unpaid vested Account Balance under the Plan. If the petition is granted, such distribution shall be made within 90 days of the date when the Participant's petition is granted. Such a distribution shall affect and reduce the Participant's benefits to be paid under this Plan. Notwithstanding the preceding sentences of this section, if the Committee determines that Code Section 409A requires that distribution of Account Balances be automatic in order to comply with Code Section 409A, the portion of a Participant's Account Balance that fails to comply with the requirements of Code Section 409A shall be automatically distributed.

17.17
Deduction Limitation on Benefit Payments.    If an Employer reasonably anticipates that the Employer's deduction with respect to any distribution from this Plan would be limited or eliminated by application of Code Section 162(m), then to the extent deemed necessary by the Employer to ensure that the entire amount of any distribution from this Plan is deductible, the Employer may delay payment of any amount that would otherwise be distributed from this Plan. Any amounts for which distribution is delayed pursuant to this Section shall continue to be credited/debited with additional amounts in accordance with Section 3.9 above. The delayed amounts (and any amounts credited thereon) shall be distributed to the Participant (or his or her Beneficiary in the event of the Participant's death) at the earliest date the Employer reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by application of Code Section 162(m).

17.18
Insurance.    The Employers, on their own behalf or on behalf of the trustee of the Trust, and, in their sole discretion, may apply for and procure insurance on the life of a Participant, in such amounts and in such forms as the Trust may choose. The Employers or the trustee of the Trust, as the case may be, shall be the sole owner and beneficiary of any such insurance. The Participant shall have no interest whatsoever in any such policy or policies. Any application and procurement of insurance shall comply with Section 101(j) of the Code, including the requirements requiring proper notification to and consent by Participants. A Participant who has elected to be insured shall supply such information and execute such documents as may be required by the insurance company or companies to whom the Employers have applied for insurance.

IN WITNESS WHEREOF, the Company has signed this Plan document as of October 31, 2007.

"Company" Adobe Systems Incorporated, a Delaware corporation
By:	/s/ Ellen Swarthout Senior Director, Global Benefits and Compensation

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  Exhibit 10.52
TABLE OF CONTENTS
ADOBE SYSTEMS INCORPORATED DEFERRED COMPENSATION PLAN
ARTICLE 1 Definitions
ARTICLE 2 Selection, Enrollment, Eligibility
ARTICLE 3 Deferral Commitments/Company Contribution Amounts/ Company Restoration Matching Amounts/Vesting/Crediting/Taxes
ARTICLE 4 Scheduled Distribution; Unforeseeable Financial Emergencies
ARTICLE 5 Change in Control Benefit
ARTICLE 6 Retirement Benefit
ARTICLE 7 Termination Benefit
ARTICLE 8 Disability Benefit
ARTICLE 9 Death Benefit
ARTICLE 10 Beneficiary Designation
ARTICLE 11 Leave of Absence
ARTICLE 12 Termination of Plan, Amendment or Modification
ARTICLE 13 Administration
ARTICLE 14 Other Benefits and Agreements
ARTICLE 15 Claims Procedures
ARTICLE 16 Trust
ARTICLE 17 Miscellaneous